UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2005

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Mr. Patrice Coissac and Alexion Europe SAS (“Alexion Europe”), a newly established wholly-owned subsidiary of Alexion Pharmaceuticals, Inc. (the “Company”), entered into an employment agreement dated as of November 7, 2005. Mr. Coissac will serve as President of Alexion Europe, effective November 7, 2005. The Company’s Board of Directors has designated Mr. Coissac as an “officer” of the Company for purposes of Section 16 of the Exchange Act of 1934 , as amended.

Under the terms of the employment agreement, Mr. Coissac will be paid a base salary of 170,000 Euros (approximately US$199,000 at the current exchange rate) for the first year of his employment, subject to annual increase in the discretion of the Company. In consideration for travelling outside of France in performance of his duties, Mr. Coissac may receive a premium of up to 50,000 Euros (approximately US$59,000 at the current exchange rate) annually. He will be eligible for a target annual performance bonus under the Company’s management incentive bonus program of up to 110,000 Euros (approximately US$129,000 at the current exchange rate) in the first year, and thereafter, up to 50% of the sum of (i) the annual base salary plus (ii) a travelling premium, all subject to achievement of Company-level goals and agreed-to individual performance goals, as determined annually by the Company’s Board of Directors or the Compensation Committee. The employment agreement also provides for a 20,000 Euros signing bonus (approximately US$23,000 at the current exchange rate) payable in two equal instalments.

Mr. Coissac and the Company also entered into a severance agreement dated as of on November 7, 2005. Under the terms of the severance agreement, in the event that the Company terminates him as President of Alexion Europe other than for personal cause, the Company will be obligated to pay Mr. Coissac a lump sum severance payment of (i) his then current annual salary plus (ii) a total travelling premium accrued over the most recent year plus (iii) the average bonus received by Mr. Coissac over the most recent two years. If a change in control of the Company occurs and Mr. Coissac is terminated for reasons as specified in the severance agreement, the Company will be obligated to pay Mr. Coissac a lump sum severance payment equal to 1.5 times the severance payment referenced above. Further, in exchange for Mr. Coissac’s non-compete obligation as specified in the severance agreement (unless such obligation is waived by the Company as specified in the agreement), for a period of one year following Mr. Coissac’s termination of employment the Company is obligated to pay him an amount that can range from (i) 33% of the severance payment referenced above to (ii) 33% of 1.5 times the severance payment referenced above.

The Board of Directors approved a grant to Mr. Coissac on November 7, 2005 of 10,000 restricted shares of the Company’s common stock, 6,668 shares of which will vest on the second anniversary of the date of grant and 1,666 shares of which will vest on each of the third and fourth anniversaries of the date of grant. The Board of Directors also granted Mr. Coissac an option to purchase up to 20,000 shares of the Company’s common stock at an exercise price of $28.16. The option will vest with respect to one-fourth of the shares on the first anniversary of the grant and with respect to 1/16th of the shares each quarter thereafter. The forms of a stock option agreement and a restricted stock agreement under which the grants were made are attached hereto as Exhibit 10.3 and Exhibit 10.4, respectively.

Item 8.01	Other Events.

On November 8, 2005, the Company issued a press release announcing establishment of Alexion Europe and Mr. Coissac’s appointment, which press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Agreement, dated as of November 7, 2005, by and between Alexion Europe SAS and Patrice Coissac.

10.2	Severance Letter Agreement, dated as of November 7, 2005, by and between Alexion Pharmaceuticals, Inc. and Patrice Coissac.

10.3	Form of a Stock Option Agreement (for named executive officer(s) of Alexion Europe SAS).

10.4	Form of a Restricted Stock Agreement (for named executive officer(s) of Alexion Europe SAS).

99.1	Press Release issued by Alexion Pharmaceuticals, Inc. on November 8, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: November 11, 2005	By:	/s/ THOMAS I. H. DUBIN
	Name:	Thomas I. H. Dubin
	Title:	Senior Vice President and General Counsel

Index to Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of November 7, 2005, by and between Alexion Europe SAS and Patrice Coissac.

10.2	Severance Letter Agreement, dated as of November 7, 2005, by and between Alexion Pharmaceuticals, Inc. and Patrice Coissac.

10.3	Form of a Stock Option Agreement (for named executive officer(s) of Alexion Europe SAS).

10.4	Form of a Restricted Stock Agreement (for named executive officer(s) of Alexion Europe SAS).

99.1	Press Release issued by Alexion Pharmaceuticals, Inc. on November 8, 2005.